BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS EARNINGS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2010

HONOLULU, HAWAII, August 11, 2010 -- Barnwell Industries, Inc. (NYSE Amex: BRN) today reported net earnings of $314,000 ($0.04 per share - diluted) and $3,756,000 ($0.45 per share – diluted) for the three and nine months ended June 30, 2010, respectively, as compared to net losses of $3,235,000 ($0.39 per share - diluted) and $19,808,000 ($2.40 per share – diluted) for the three and nine months ended June 30, 2009, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “We are pleased to again report significantly improved results compared to last year.  Operating results for the three and nine months ended June 30, 2010 increased due to higher revenues at the Company’s land investment segment.  In the quarter ended June 30, 2010, Kaupulehu Developments, Barnwell’s 77.6%-owned land development partnership, saw increased sales activity and received $1,200,000 in percentage of sales payments as compared to no payments in the quarter ended June 30, 2009.  The Company’s oil and natural gas segment also saw average oil and natural gas prices of $69.59 and $3.46, respectively, representing 34% and 8% increases in oil and natural gas prices, respectively, in the quarter ended June 30, 2010 as compared to last year’s quarter ended June 30, 2009.

“In the nine months ended June 30, 2010, Kaupulehu Developments received $3,560,000 in percentage of sales payments as compared to $214,000 in the nine months ended June 30, 2009 and oil prices increased 56% over the prior year comparable period.  Also, increased operating profits at the Company’s oil and natural gas segment contributed to the increase in net earnings for the nine months ended June 30, 2010 as compared to the nine months ended June 30, 2009.  Net earnings for the nine months ended June 30, 2010 also included an income tax benefit of $1,465,000 due to a change in tax law enacted in November 2009.  There was no such income tax benefit in last year’s nine months.  Net earnings for the nine months ended June 30, 2010 also includes a $572,000, net of non-controlling interest, non-cash write-down of the carrying value of investments in residential parcels.

“The net losses for last year’s three and nine months ended June 30, 2009 were principally due to non-cash reductions in the carrying value of oil and natural gas properties of $3,000,000 and $18,556,000, both net of income taxes, respectively, due to the application of the ceiling test mandated by the Securities and Exchange Commission for oil and natural gas companies that follow the full cost method of accounting.  The ceiling value of Barnwell’s reserves at June 30, 2009 was based upon market prices at June 30, 2009.  This reduction in the carrying value of oil and natural gas properties had no effect on the Company’s oil and natural gas reserve volumes or production rates, nor any impact on liquidity or compliance with our banking agreements.

“Both of the residential homes at Kaupulehu have been listed with a new realtor.  With $11,323,000 in cash and cash equivalents at June 30, 2010, positive working capital and significant available credit, the Company is well positioned to pursue new opportunities in the current economic climate.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the year ended September 30, 2009 and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$8,779,000	$7,468,000	$31,704,000	$24,561,000

Net earnings (loss)	$314,000	$(3,235,000)	$3,756,000	$(19,808,000)

Net earnings (loss)
per share – basic	$0.04	$(0.39)	$0.45	$(2.40)

Net earnings (loss)
per share – diluted	$0.04	$(0.39)	$0.45	$(2.40)

Weighted-average shares and equivalent shares outstanding:
Basic	8,277,160	8,240,160	8,272,732	8,240,539

Diluted	8,277,160	8,240,160	8,272,732	8,240,539